                                                                   EXHIBIT 4.2

CONSOLIDATED BALANCE SHEET

(THOUSANDS CDN$), (UNAUDITED)             MAR. 31, 2001    Dec. 31, 2000   Mar. 31, 2000
                                          -------------    -------------   -------------
Assets
Current assets
   Accounts receivable                      $  16,599       $  30,321       $  22,429
   Prepaid expenses                             4,171            --             1,463
                                            ---------       ---------       ---------
                                               20,770          30,321          23,892
                                            ---------       ---------       ---------
Site restoration reserve                        3,680           4,059           4,261
                                            ---------       ---------       ---------
Property, plant and equipment (note 5)        670,230         671,404         508,820
Accumulated depletion and depreciation       (305,850)       (298,472)       (280,952)
                                            ---------       ---------       ---------
                                              364,380         372,932         227,868
                                            ---------       ---------       ---------
                                            $ 388,830       $ 407,312       $ 256,021
                                            =========       =========       =========
Liabilities
Current liabilities
   Bank indebtedness                        $   8,998       $   5,311       $   4,865
   Accounts payable                            17,629          18,733          16,830
   Payable to related company (note 5)          2,073           7,968             748
                                            ---------       ---------       ---------
                                               28,700          32,012          22,443
Bank loan (note 2)                             65,570         132,400          66,100
Future income taxes                               394             250            --
Accumulated site restoration                   14,052          14,026          13,698
                                            ---------       ---------       ---------
                                              108,716         178,688         102,241
                                            ---------       ---------       ---------
Equity
   Unitholders' capital (note 3)              501,103         455,112         385,750
   Accumulated income                         206,081         171,802         108,757
   Accumulated cash distributions            (427,070)       (398,290)       (340,727)
                                            ---------       ---------       ---------
                                              280,114         228,624         153,780
                                            ---------       ---------       ---------
                                            $ 388,830       $ 407,312       $ 256,021
                                            =========       =========       =========

NUMBER OF TRUST UNITS OUTSTANDING
   (THOUSANDS)                                 20,707          18,530          15,179
                                            =========       =========       =========


1st quarter interim report 2001 Enerplus Resources Fund                       9

CONSOLIDATED STATEMENT OF INCOME

(THOUSANDS CDN$, EXCEPT PER UNIT AMOUNTS),     THREE MONTHS ENDED MARCH 31
(UNAUDITED)                                        2001           2000
                                                 --------       --------
Revenues
   Oil and gas sales                             $ 72,139       $ 33,809
   Crown royalties                                (11,909)        (5,077)
   Alberta Royalty Tax Credit                         125            548
   Freehold and other royalties (note 5)           (4,110)        (1,801)
                                                 --------       --------
                                                   56,245         27,479
Interest and other income                             157             32
                                                 --------       --------
                                                   56,402         27,511
                                                 --------       --------
Expenses
   Operating                                        9,464          6,806
   General and administrative                         817            765
   Management fee (note 5)                          1,628            785
   Interest                                         1,761          1,090
   Depletion, depreciation and amortization         8,033          5,466
                                                 --------       --------
                                                   21,703         14,912
                                                 --------       --------
Income before taxes                                34,699         12,599
Capital taxes                                         276            171
Future income tax provision                           144             --
                                                 --------       --------
NET INCOME                                       $ 34,279       $ 12,428
                                                 ========       ========

NET INCOME PER TRUST UNIT
   BASIC                                         $   1.78       $   0.82
                                                 ========       ========
   DILUTED                                       $   1.77       $   0.82
                                                 ========       ========
WEIGHTED AVERAGE NUMBER OF
   TRUST UNITS OUTSTANDING (THOUSANDS)
   BASIC                                           19,288         15,160
                                                 ========       ========
   DILUTED                                         19,330         15,200
                                                 ========       ========


CONSOLIDATED STATEMENT OF ACCUMULATED INCOME

                                               THREE MONTHS ENDED MARCH 31
(THOUSANDS CDN$), (UNAUDITED)                      2001            2000
                                                 --------        -------
Accumulated income, beginning of year            $171,802       $ 96,329
Net income                                         34,279         12,428
                                                 --------        -------
Accumulated income, end of period                $206,081        108,757
                                                 ========        =======


10                       1st quarter interim report 2001 Enerplus Resources Fund

CONSOLIDATED STATEMENT OF CASH FLOWS



                                               THREE MONTHS ENDED MARCH 31
(THOUSANDS CDN$), (UNAUDITED)                      2001            2000
                                                 --------        -------
Operating activities
   Net income                                    $ 34,279       $ 12,428
   Depletion, depreciation and amortization         8,033          5,466
   Future income tax provision                        144             --
                                                 --------        -------
   Funds flow from operations                      42,456         17,894
   Increase in non-cash operating
      working capital                              (2,116)        (8,121)
                                                 --------        -------
                                                   40,340          9,773
Financing activities
   Issue of Trust Units                            45,991            547
   Cash distributions to Unitholders              (28,780)       (12,809)
   Proceeds (payments) of bank loan, net          (66,830)         7,660
   Increase in bank indebtedness                    3,687            596
                                                 --------        -------
                                                  (45,932)        (4,006)
                                                 --------        -------
Investing activities
   Purchase of property, plant
      and equipment                                (3,286)        (5,938)
   Proceeds on sale of property, plant
      and equipment                                 9,128             84
   Site restoration reserve contributions            (250)          (350)
                                                 --------        -------
                                                    5,592         (6,204)
                                                 --------        -------
Decrease in cash                                       --           (437)
Cash, beginning of year                                --            437
                                                 --------        -------
Cash, end of period                              $     --       $     --
                                                 --------        -------
FUNDS FLOW FROM OPERATIONS PER UNIT              $   2.20       $   1.18
                                                 ========       ========
Supplemental information
   Income taxes paid                                   --             --
   Interest paid                                 $  1,794       $  1,121
                                                 ========       ========


CONSOLIDATED STATEMENT OF ACCUMULATED CASH DISTRIBUTIONS

                                               THREE MONTHS ENDED MARCH 31
(THOUSANDS CDN$), (UNAUDITED)                      2001            2000
                                                ---------       ---------
Accumulated cash distributions,
   beginning of year                            $ 398,290       $ 327,918
Cash distributions                                 28,780          12,809
                                                ---------       ---------
Accumulated cash distributions, end of period   $ 427,070       $ 340,727
                                                =========       =========

1st quarter interim report 2001 Enerplus Resources Fund                      11

Selected Notes to the
Consolidated Financial Statements

(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS AND THOUSANDS OF UNITS) (UNAUDITED)

1.   SIGNIFICANT ACCOUNTING POLICIES

     The interim consolidated financial statements of Enerplus Resources Fund ("Enerplus") have been prepared by management in accordance with Canadian generally accepted accounting principles. The interim consolidated financial statements have been prepared following the same accounting policies and methods of computation as the consolidated financial statements for the fiscal year ended December 31, 2000. The disclosures provided below are incremental to those included with the annual consolidated financial statements. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes for the year ended December 31, 2000.

2.   BANK LOAN

     The loan is comprised of a revolving credit facility totalling $165 million. Under the terms of the credit facility, the loan may be converted on or before May 31 of each year to a three year term loan with 12 equal quarterly payments.

3.   UNITHOLDERS' CAPITAL

     a.  Unitholders' capital

     Authorized: Unlimited Enerplus Resources Fund Trust Units, Series G

                                                         Units        Amount
                                                         ------      --------
Balance at December 31, 2000                             18,530      $455,112
Issued for cash, net of costs                             2,070        43,775
Issued pursuant to Distribution Reinvestment Plan            85         1,859
Issued pursuant to Trust Unit Option Plan                    22           357
                                                         ------      --------
BALANCE AT MARCH 31, 2001                                20,707      $501,103
                                                         ======      ========

     On February 28, 2001, Enerplus issued 2,070,000 Trust Units at $22.40 per Unit. The gross proceeds of the offering were $46.4 million before estimated costs of $2.6 million.


12                       1st quarter interim report 2001 Enerplus Resources Fund

     b.  Unit options

         Pursuant to the Trust Unit Option Plan, at March 31, 2001, options granted on 463,000 Trust Units are outstanding. These options are held by directors, officers and employees of the Fund or its affiliates and related parties involved in the management of the Fund.

               A summary of the status of Enerplus' option plan at March 31, 2001 is as follows:

                                           Number of    Weighted Average
                                            Options      Exercise Price
                                           ---------    ----------------
Outstanding as at December 31, 2000           257           $18.85
Granted                                       261           $22.90
Exercised                                     (20)      $15.30 - $17.10
Cancelled                                     (35)      $15.30 - $23.52
                                              ---
Outstanding at March 31, 2001                 463           $21.07
                                              ===           ======
EXERCISABLE AT MARCH 31, 2001                 119
                                              ===


4.   FINANCIAL INSTRUMENTS

     Enerplus uses various types of derivative financial instruments to manage the risk related to fluctuating commodity prices.

         As at March 31, 2001, Enerplus had a swap of 3.0 MMcf/day of natural gas at an Alberta AECO spot price of $2.90/Mcf, commencing April 1, 2001 and expiring October 31, 2004. The estimated fair value cost of this swap is approximately $13.7 million.

         During March of 2001, Enerplus entered into a Revenue Protection Plan for each of the 2nd, 3rd and 4th quarters of 2001. The plan is comprised of 6,000 barrels per day of crude oil and 38 MMcf/day of natural gas. Under the terms of the contract, the minimum benchmark prices are based on a West Texas Intermediate crude oil price of approximately US$25.00 per barrel (Cdn$38.70 per barrel) and an Alberta AECO spot price for natural gas of Cdn$6.33/Mcf. The total cost of this plan was $4.1 million.

5.   RELATED PARTY TRANSACTIONS

     An agreement (the "Management Agreement") has been entered into with Enerplus Global Energy Management Inc. ("EGEM") to provide management, advisory and administrative services. The Statement of Income includes management fees of $1,628,000 and included in freehold and other royalties is the 1% residual royalty of $377,000. In addition, EGEM received fees of $120,000 in relation to the capital expenditures of Enerplus which are included in the cost of property, plant and equipment.

6.   SUBSEQUENT EVENT

     On May 10, 2001, Enerplus and EnerMark Income Fund announced their plan to merge into a single fund and continue as Enerplus Resources Fund, subject to the approval of the Unitholders of each Fund. Meetings of the Unitholders of each Fund to approve the merger will be held on June 21, 2001.

         Under the terms of the agreement between Enerplus and EnerMark, each Trust Unit of EnerMark will be exchanged for 0.173 Enerplus Trust Units on a tax free rollover basis. The proposed merger is more fully described under the heading of 'Proposed Merger' included elsewhere in this interim report.


1st quarter interim report 2001 Enerplus Resources Fund                       13